EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, effective as of November 16, 2017, by and between EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of the Equinox IPM Systematic Macro Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that a Fund’s total annual operating expenses, excluding taxes, interest, extraordinary items, and brokerage commissions, do not exceed the levels described on Schedule A.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that from the effective date as set forth on Schedule A until the termination date as set forth on Schedule A with respect to the Fund, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund Fees and Expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term. This Agreement shall terminate with respect to the Fund on the dates listed on Schedule A or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days’ written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties by amending Schedule A to this Agreement or otherwise as provided for in writing.

Executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of the Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

Schedule A

Dated November 16, 2017

To The

Expense Limitation/Reimbursement Agreement Dated November 16, 2017

Between

Equinox Funds Trust And Equinox Institutional Asset Management, LP

Funds	Class	Contractual Limit on Total Operating Expenses	Termination Date
Equinox IPM Systematic Macro Fund	I	1.89%	November 30, 2018

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of the Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President